STEELCLOUD LOGO

14040 Park Center Road, Suite 210, Herndon, VA  20171; 703-674-5500;
Fax 703-674-5506
E-mail: info@steelcloud.com

For investor information contact: Financial Relations Board at 212-445-8017 For marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com
For further information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

                    STEELCLOUD CHAIRMAN OF THE BOARD RESIGNS

Herndon, VA--June 19, 2006--SteelCloud, Inc. (Nasdaq: SCLD), a leading supplier of turnkey server appliances, network security and infrastructure management solutions and professional services, announced today that its founder, Thomas P. Dunne, has resigned as Chairman of the Board and as a member of SteelCloud's Board of Directors effective June 16, 2006. In connection with this resignation, the Company and Mr. Dunne have entered into an agreement, a copy of which will be filed with the Securities and Exchange Commission today.

The resignation was made in response to the results of an investigation by the Audit Committee of the Board relating to matters associated with the attempted exercise of certain employee stock options owned by Mr. Dunne. The matter was discovered through operation of the Company's internal controls and procedures and did not result in any direct financial loss or have any direct effect on the Company's financial statements. Mr. Dunne denies any wrongdoing.

Because this investigation was ongoing at the time, the Company was unable to file its Form 10-Q for the fiscal second quarter ended April 30, 2006, which was due June 14, 2006, without unreasonable effort or expense. Based on the results of the investigation, the Company does not anticipate that the matters investigated will have any effect on its financial results or financial statements for it fiscal second quarter.

Based on current information, the Company cannot predict exactly when it will file its Form 10-Q. The Company is utilizing its best efforts to file its Form 10-Q and host its quarterly conference call later this week.
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About SteelCloud

SteelCloud is a leading provider of turnkey appliance servers, network security and infrastructure management solutions, and professional services. SteelCloud designs and manufactures specialized servers and appliances for volume users, large integrators and OEM customers. The Company delivers IT solutions in the form of security and infrastructure software, appliances, and professional services. In addition, the Company designs and develops proprietary SteelCloud products. SteelCloud's ISO 9001:2000 certified Quality Management System has procedures in place for continuous quality improvement in all aspects of its business. Over its 18-year history, SteelCloud has won numerous awards for technical excellence and outstanding customer service. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

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